EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS

INCREASE IN NET INCOME FOR FIRST QUARTER

WAYNE, NJ –April 19, 2006 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today first quarter results for 2006. Net income was $40.9 million for the first quarter of 2006 compared to $38.3 million for the first quarter of 2005, an increase of 6.9 percent. Adjusting for a five percent stock dividend declared April 5, 2006, payable May 22, 2006 to shareholders of record on May 8, 2006, fully diluted earnings per common share were $0.35 for the first quarter of 2006, unchanged from the same quarter of 2005.

All other common share data presented was adjusted to reflect the stock dividend.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Management continues to focus on the structure of the balance sheet as we work through the flat interest rate cycle. During the quarter, the fixed rate investment portfolio was reduced on average by approximately $128 million. Initially, this reduction negatively impacted our interest income; however, the decrease in lower yielding fixed rate assets should make long-term strategic sense as interest rates continue to rise. Also, about 45% of the loan portfolio is expected to reprice during the next twelve months, through maturities, prepayments and cash flow, further optimizing the balance sheet structure. Because of the low level of interest rates during the last five years, a large percentage of our loans were repricing at interest rates lower than the original note rate. However, the recent rise in long-term rates marks a shift in the direction of loan rates which are expected to enhance future portfolio yields.

In conjunction with the changes in the investment portfolio, management actively reduced interest sensitive short-term wholesale and deposit funds by taking advantage of long-term fixed rate funding alternatives at a lower cost. Management believes, based on these actions and others implemented over the last year, Valley’s balance sheet is better positioned for the long-term.

Valley continues to focus on expense controls and the continued integration of last year’s acquisitions. To date, Valley has realized over 25 percent cost savings in operating expense related to the acquisitions closed in March and June 2005.

Loan growth was seasonally light during the first quarter as automobile loans, residential loans and the New York commercial lines remained at low levels. However, the growth in most loan categories witnessed during the first three weeks in April indicates an expected spring turnaround. We have already surpassed the total loan growth for the first quarter of 2006, while maintaining Valley’s high credit quality standards.

Valley National Bancorp (NYSE: VLY)

2006 First Quarter Earnings

April 19, 2006

Valley continues to adhere to its traditional lending criteria that has been the hallmark of our success. This is particularly meaningful given the nature of national trends in residential lending in the past few years. Many financial institutions offer residential mortgage loans such as 100% financing and negative amortization loans, which nationally accounted for 42% of originations last year. With long-term interest rates finally experiencing their long-awaited ascent and the Fed still indicating monetary tightening, the quality of these credits may soon be tested. Valley has shied away from this market and as of March 31, 2006 only 8 loans out of approximately 26,000 residential and home equity loans are past due 90 days or more, a testament to our credit quality.

Overall deposits declined during the quarter mainly as a result of changes to our rate structure on government deposits and the normal seasonal decline in demand deposits. The recent introduction of new and more competitive deposit products are showing positive results. During the first quarter, new marketing efforts combined with our deposit initiatives helped increase the number of new non-interest bearing checking accounts by almost 50 percent over the prior quarter while closed accounts declined by approximately 10 percent over the same period.

Based upon the early loan and deposit growth during April combined with the recent steepening of the yield curve, management is optimistic about the potential impact to the margin and earnings for the remainder of 2006.”

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $100.2 million for the first quarter of 2006, a $4.0 million increase from the same quarter of 2005 and a decrease of $2.6 million from the linked quarter ended December 31, 2005. The decrease during the quarter was mainly a result of the decline in investment assets, an increase in funding costs, a reduction in loan prepayment income and the loss of two business days of interest income compared to the fourth quarter. The cost of long-term borrowings declined four basis points from the prior quarter to 4.39 percent for the three months ended March 31, 2006 although the total interest cost increased $1.4 million as funding was reallocated to long-term borrowings.

The net interest margin on a tax equivalent basis was 3.50 percent for the first quarter of 2006, a decline of five basis points from the linked quarter ended December 31, 2005. However, yields on loans originated in the first quarter of 2006 equaled 6.60 percent, an increase of 117 basis points from the same period a year ago and a 33 basis point increase from the fourth quarter of 2005. The annual increase of 117 basis points exceeds the comparative increase in the cost of deposits by 27 basis points.

Valley’s cost of total deposits remained relatively low by industry standards, at 1.85 percent for the first quarter of 2006 compared to 1.82 percent for the three months ended December 31, 2005. Management is pleased with an increase of only three basis points as the average federal funds rate increased over 50 basis points from the fourth quarter of 2005.

Valley entered into cash flow hedges on July 28, 2004, which negatively impacted net interest income during the first quarter of 2006. When the cash flow hedges expire in July 2006, Valley expects net

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Valley National Bancorp (NYSE: VLY)

2006 First Quarter Earnings

April 19, 2006

interest income to improve by approximately $1.3 million per quarter and the net interest margin to increase over four basis points, on an annual basis, based upon the current level of interest rates.

Non-Interest Income

Non-interest income for the first quarter of 2006 increased $3.7 million, or 23.4 percent from $15.7 million for the linked quarter ended December 31, 2005 mainly due to net losses on securities transactions of $3.1 million during the fourth quarter of 2005.

Non-interest income was unchanged from a year ago, totaling approximately $19.4 million for the three months ended March 31, 2006 and 2005. However, net gains on securities transactions decreased $779 thousand to $954 thousand for the first quarter of 2006 compared to the same period in 2005 due to lower sales activity in the mortgage-backed securities portfolio.

Non-Interest Expense

Non-interest expense increased by $5.2 million, or 9.2 percent to $60.8 million for the quarter ended March 31, 2006 from $55.6 million for the quarter ended March 31, 2005 primarily due to the Shrewsbury State Bank and NorCrown Bank acquisitions in 2005 and the addition of four de novo branches. The acquisitions and de novo branches added 30 offices or over 23 percent to Valley’s branch network compared to the first quarter of 2005, while salary expense increased only 8.5 percent during that period. Amortization of core deposit intangibles increased $750 thousand over the prior year.

Non-interest expense for the first quarter of 2006 increased $797 thousand, or 1.3 percent from $60.0 million for the linked quarter ended December 31, 2005. The increase was primarily due to higher payroll taxes during the current period as annual tax limits on employee income reduced such expenses in the fourth quarter of 2005.

Income Tax Expense

Income tax expense as a percentage of pre-tax income was 26.8 percent and 33.5 percent for the three months ended March 31, 2006 and 2005, respectively. The decline was mainly due to lower state income tax expense and an increase in low income housing tax credits from a year ago.

Loans and Deposits

Loans increased 11.5 percent over the prior year to $8.2 billion mainly due to Valley’s acquisition of NorCrown Bank in June 2005 and organic growth. During the quarter, loans increased by $30.3 million from $8.1 billion at December 31, 2005. The seasonally low loan growth during the quarter, especially in automobile, residential and the New York commercial lines of credit was not unexpected. The increase was the result of commercial mortgage loans increasing $63.3 million, or 11.3 percent on an annualized basis, offset primarily by a $26.8 million decrease in automobile loans from a quarter ago.

Deposits increased 5.9 percent over the prior year to $8.4 billion. During the quarter deposits decreased $211.0 million, or 2.5 percent. Demand deposits declined $62.4 million primarily due to normal account activity in the first quarter as compared to the prior quarter. Savings, NOW, and

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Valley National Bancorp (NYSE: VLY)

2006 First Quarter Earnings

April 19, 2006

money market also decreased $223.7 million mainly due to lower government deposits and a shift to lower cost funding through wholesale borrowings combined with a $75.1 million increase in time deposits.

Credit Quality

Net loan charge-offs for the first quarter of 2006 were $584 thousand compared to $633 thousand for the first quarter of 2005, and $1.5 million for the fourth quarter of 2005. The provision for loan losses was $1.3 million for the first quarter of 2006 compared to $752 thousand for the first quarter of 2005, and $1.5 million for the fourth quarter of 2005. Total non-performing assets, consisting of non-accrual loans and other real estate owned, totaled $35.1 million, or 0.43 percent of loans and other real estate owned at March 31, 2006 up from $27.8 million or 0.34 percent at December 31, 2005. The $7.3 million increase in non-performing assets is partially due to one commercial mortgage relationship totaling $4.1 million in non-accrual loans.

Loans past due 90 days or more and still accruing at March 31, 2006 were $2.6 million, or 0.03 percent of $8.2 billion of total loans, compared to $1.5 million at March 31, 2005 and $4.4 million at December 31, 2005. Total loans past due in excess of 30 days were 0.74 percent of total loans at March 31, 2006 compared with 0.89 percent at December 31, 2005.

Financial Ratios

Valley’s annualized return on average shareholders’ equity was 17.40 percent and 21.39 percent for the three months ended March 31, 2006 and 2005, respectively. The decrease is mainly attributable to the additional goodwill and net core deposit intangibles of approximately $175 million generated from the Shrewsbury State Bank and NorCrown Bank acquisitions. On a comparative basis, adjusting for Valley’s goodwill and other intangible assets, the annualized return on average tangible equity was 22.61 percent and 22.86 percent for the same periods. See “Notes to Selected Financial Data” section in the tables that follow for information regarding the computation of these ratios.

For the quarter ended March 31, 2006 and 2005, annualized return on average assets was 1.34 percent and 1.42 percent, respectively.

Valley’s risk-based capital ratios were 10.57 percent for Tier 1 capital, 12.49 percent for total capital and 8.07 percent for Tier 1 leverage at March 31, 2006. Valley National Bank was categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at March 31, 2006.

Valley National Bancorp is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 163 offices in 106 communities serving 12 counties throughout northern and central New Jersey and Manhattan.

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Valley National Bancorp (NYSE: VLY)

2006 First Quarter Earnings

April 19, 2006

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan prepayment assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies and the ability of Valley to successfully integrate NorCrown Bank and Shrewsbury State Bank without the loss of significant loan and deposit business. Valley assumes no obligation for updating any such forward-looking statement at any time.

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-Tables to Follow-

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Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

(Dollars in thousands, except for share data)	Three Months Ended March 31,
	2006	2005
FINANCIAL DATA:
Net income	$40,911	$38,268
Net interest income	98,541	94,593
Net interest income - FTE (2)	100,239	96,240
Weighted Average Number of Shares Outstanding (3):
Basic	116,852,853	109,036,649
Diluted	117,260,306	109,554,968
Per share data (3):
Basic earnings	$0.35	$0.35
Diluted earnings	0.35	0.35
Cash dividends declared	0.21	0.20
Book value	8.01	7.21
Tangible book value (1)	6.17	6.10
Closing stock price - high	25.62	26.50
Closing stock price - low	23.16	24.00

FINANCIAL RATIOS:
Net interest margin - FTE (2)	3.50%	3.80%
Annualized return on average assets	1.34	1.42
Annualized return on average shareholders’ equity	17.40	21.39
Annualized return on average tangible shareholders’ equity (1)	22.61	22.86
Efficiency ratio (4)	51.53	48.83

AVERAGE BALANCE SHEET ITEMS:
Assets	$12,254,878	$10,758,412
Interest earning assets	11,457,458	10,132,346
Loans	8,151,381	6,986,730
Interest bearing liabilities	9,351,694	8,232,380
Deposits	8,386,199	7,509,960
Shareholders’ equity	940,319	715,519

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

(Dollars in thousands)	Three Months Ended March 31,
	2006	2005
ALLOWANCE FOR LOAN LOSSES:
Beginning of period	$75,188	$65,699
Provision for loan losses	1,294	752
Charge-offs	1,394	1,378
Recoveries	810	745
Additions from acquisitions - Shrewsbury	—	3,211
End of period	$75,898	$69,029

	As of March 31,
	2006	2005
BALANCE SHEET ITEMS:
Assets	$12,317,577	$11,407,946
Loans	8,160,800	7,320,535
Deposits	8,359,034	7,892,723
Shareholders’ equity	936,306	820,869

CAPITAL RATIOS:
Tier 1 leverage ratio	8.07%	8.72%
Risk-based capital - Tier 1	10.57	11.07
Risk-based capital - Total Capital	12.49	11.89

ASSET QUALITY:
Non-accrual loans	$32,907	$24,915
Other real estate owned (OREO)	2,157	1,036
Total non-performing assets	35,064	25,951
Loans past due 90 days or more and still accruing	2,627	1,537

ASSET QUALITY RATIOS:
Non-performing assets to total loans plus OREO	0.43%	0.35%
Allowance for loan losses to loans	0.93	0.94
Annualized net charge-offs to average loans	0.03	0.04

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Valley’s management believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of Valley, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry.

Tangible book value and return on average tangible equity, which represent non-GAAP measures, are computed as follows:

•	Tangible book value is computed by dividing total shareholders’ equity less goodwill and other intangible assets by common shares outstanding.

•	Return on average tangible shareholders’ equity is computed by dividing net income by average shareholders' equity less average goodwill and average other intangible assets.

(Dollars in thousands, except for share data)	Three Months Ended March 31,
	2006	2005
Common shares outstanding	116,855,977	113,892,906

Shareholders’ equity	$936,306	$820,869
Less: Goodwill and other intangible assets	(215,505)	(126,217)

Tangible shareholders’ equity	$720,801	$694,652

Tangible book value	$6.17	$6.10

Net income	$40,911	$38,268

Average shareholders’ equity	940,319	715,519
Less: Average goodwill and other intangible assets	(216,521)	(46,030)

Average tangible shareholders’ equity	723,798	669,489

Annualized return on average tangible shareholders’ equity	22.61%	22.86%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects the 5 percent stock dividend declared on April 5, 2006, to be issued May 22, 2006 to shareholders of record on May 8, 2006.

(4)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

Consolidated Statements of Financial Condition

(in thousands, except share data)	March 31, 2006	December 31, 2005	March 31, 2005
Assets
Cash and due from banks	$214,255	$246,119	$186,031
Interest bearing deposits with banks	8,824	13,926	22,679
Federal funds sold	—	—	12,600
Investment securities:
Held to maturity	1,221,957	1,229,190	1,261,202
Available for sale	1,960,673	2,038,894	1,998,298
Trading account	2,689	4,208	2,435

Total investment securities	3,185,319	3,272,292	3,261,935

Loans held for sale	2,900	3,497	490
Loans	8,160,800	8,130,457	7,320,535
Less: Allowance for loan losses	(75,898)	(75,188)	(69,029)

Net loans	8,084,902	8,055,269	7,251,506

Premises and equipment, net	188,140	182,739	166,306
Bank owned life insurance	184,792	182,789	177,296
Accrued interest receivable	59,646	57,280	52,590
Due from customers on acceptances outstanding	14,632	11,314	10,977
Goodwill	179,898	179,898	88,785
Other intangible assets, net	35,607	37,456	37,432
Other assets	158,662	193,523	139,319

Total assets	$12,317,577	$12,436,102	$11,407,946

Liabilities
Deposits:
Non-interest bearing	$1,985,819	$2,048,218	$1,882,101
Interest bearing:
Savings, NOW and money market	3,802,533	4,026,249	3,842,754
Time	2,570,682	2,495,534	2,167,868

Total deposits	8,359,034	8,570,001	7,892,723

Short-term borrowings	405,738	582,575	590,439
Long-term borrowings	2,490,473	2,245,570	1,930,293
Bank acceptances outstanding	14,632	11,314	10,977
Accrued expenses and other liabilities	111,394	94,732	162,645

Total liabilities	11,381,271	11,504,192	10,587,077

Shareholders’ Equity*
Preferred stock, no par value 30,000,000 shares authorized; none issued	—	—	—
Common stock, no par value, authorized 173,139,309 shares; issued 116,962,178 shares at March 31, 2006, 116,989,989 shares at December 31, 2005 and 113,892,906 shares at March 31, 2005	39,297	39,302	36,482
Surplus	741,832	741,456	550,617
Retained earnings	193,182	177,332	248,361
Unallocated common stock held by the employee benefit plan	—	—	(48)
Accumulated other comprehensive loss	(35,643)	(24,036)	(14,543)

	938,668	934,054	820,869

Treasury stock, at cost, 106,201 common shares at March 31, 2006 and 96,936 shares at December 31, 2005	(2,362)	(2,144)	—

Total shareholders’ equity	936,306	931,910	820,869

Total liabilities and shareholders’ equity	$12,317,577	$12,436,102	$11,407,946

*	Share data reflects the 5 percent common stock dividend declared on April 5, 2006, to be issued May 22, 2006 to shareholders of record on May 8, 2006.

VALLEY NATIONAL BANCORP

Consolidated Statements of Income

(in thousands, except per share data)	Three Months Ended March 31,
	2006	2005
Interest Income
Interest and fees on loans	$127,428	$101,194
Interest and dividends on investment securities:
Taxable	36,245	34,193
Tax-exempt	3,073	2,981
Dividends	1,429	689
Interest on federal funds sold and other short-term investments	222	106

Total interest income	168,397	139,163

Interest Expense
Interest on deposits:
Savings, NOW and money market	17,023	8,634
Time	21,721	12,919
Interest on short-term borrowings	5,411	3,350
Interest on long-term borrowings	25,701	19,667

Total interest expense	69,856	44,570

Net Interest Income	98,541	94,593
Provision for loan losses	1,294	752

Net interest income after provision for loan losses	97,247	93,841
Non-Interest Income
Trust and investment services	1,682	1,577
Insurance premiums	2,639	3,290
Service charges on deposit accounts	5,590	4,943
Gains on securities transactions, net	954	1,733
Gains on trading securities, net	376	436
Fees from loan servicing	1,587	1,774
Gains on sales of loans, net	665	508
Bank owned life insurance	2,003	1,559
Other	3,873	3,538

Total non-interest income	19,369	19,358

Non-Interest Expense
Salary expense	26,516	24,442
Employee benefit expense	7,172	6,657
Net occupancy expense	11,585	9,835
Amortization of other intangible assets	2,188	1,736
Advertising	1,799	1,974
Other	11,502	11,002

Total non-interest expense	60,762	55,646

Income before income taxes	55,854	57,553
Income tax expense	14,943	19,285

Net Income	$40,911	$38,268

Earnings Per Common Share:*
Basic	$0.35	$0.35
Diluted	$0.35	$0.35
Weighted Average Number of Common Shares Outstanding:*
Basic	116,852,853	109,036,649
Diluted	117,260,306	109,554,968

*	Share data reflects the 5 percent common stock dividend declared on April 5, 2006, to be issued May 22, 2006 to shareholders of record on May 8, 2006.

Valley National Bancorp

(dollars	in thousands)

Loan Portfolio	End of Period - 03/31/06 Loan Portfolio	End of Period - 12/31/05 Loan Portfolio	End of Period - 09/30/05 Loan Portfolio	End of Period - 06/30/05 Loan Portfolio	End of Period - 03/31/05 Loan Portfolio
Commercial Loans	$1,449,207	$1,449,919	$1,414,639	$1,363,119	$1,310,757

Construction	456,478	471,560	459,935	457,258	435,812
Residential Mortgage	2,099,696	2,083,004	2,061,366	2,044,101	1,980,343
Commercial Mortgage	2,298,239	2,234,950	2,230,586	2,189,195	1,877,144

Total Mortgage Loans	4,854,413	4,789,514	4,751,887	4,690,554	4,293,299

Home Equity	559,118	565,960	571,441	559,049	554,534
Credit Card	8,061	9,044	8,764	8,849	8,745
Automobile	1,194,749	1,221,525	1,233,125	1,104,749	1,064,150
Other Consumer	95,252	94,495	101,956	112,665	89,050

Total Consumer Loans	1,857,180	1,891,024	1,915,286	1,785,312	1,716,479

Total Loans	$8,160,800	$8,130,457	$8,081,812	$7,838,985	$7,320,535

Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis	Quarter End - 03/31/06			Quarter End - 12/31/05			Quarter End - 09/30/05			Quarter End - 06/30/05			Quarter End - 03/31/05
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Loans	$8,151,381	$127,472	6.26%	$8,106,582	$127,026	6.27%	$7,962,189	$122,127	6.14%	$7,480,523	$111,225	5.95%	$6,986,730	$101,235	5.80%
Taxable Investments	2,990,948	37,674	5.04%	3,115,049	39,196	5.03%	3,114,714	38,549	4.95%	2,960,641	37,439	5.06%	2,809,959	34,882	4.97%
Non-Taxable Investments	297,505	4,726	6.35%	301,445	4,731	6.28%	313,324	4,799	6.13%	325,138	4,854	5.97%	323,590	4,587	5.67%
Fed Funds and Other Int. Earning Assets	17,624	222	5.04%	59,887	600	4.01%	30,114	247	3.28%	34,900	291	3.34%	12,067	106	3.51%

Total Int. Earning Assets	11,457,458	170,094	5.94%	11,582,963	171,553	5.92%	11,420,341	165,722	5.80%	10,801,202	153,809	5.70%	10,132,346	140,810	5.56%
Other Assets	797,420			827,871			835,459			782,486			626,066
Total Average Assets	$12,254,878			$12,410,834			$12,255,800			$11,583,688			$10,758,412

Liabilities and Shareholders’ Equity
Savings, Now and Money Market Deposits	$3,916,783	$17,023	1.74%	$4,206,136	$18,620	1.77%	$4,249,153	$16,129	1.52%	$3,993,938	$12,073	1.21%	$3,658,713	$8,634	0.94%
Time Deposits	2,529,421	21,721	3.43%	2,482,182	20,781	3.35%	2,430,264	18,162	2.99%	2,285,187	15,739	2.75%	2,093,702	12,919	2.47%
Short-term Borrowings	565,787	5,410	3.82%	584,695	5,099	3.49%	555,043	4,298	3.10%	535,485	3,769	2.82%	590,699	3,350	2.27%
Long-term Borrowings	2,339,703	25,701	4.39%	2,192,011	24,250	4.43%	2,074,478	22,522	4.34%	1,960,288	20,647	4.21%	1,889,266	19,667	4.16%

Interest Bearing Liabilities	9,351,694	69,855	2.99%	9,465,024	68,750	2.91%	9,308,938	61,111	2.63%	8,774,898	52,228	2.38%	8,232,380	44,570	2.17%
Non-Interest Bearing Deposits	1,939,995			1,973,843			1,964,872			1,921,119			1,757,545
Other Liabilities	22,870			48,387			60,013			40,457			52,968
Shareholders’ Equity	940,319			923,580			921,977			847,214			715,519
Total Average Liabilities and Shareholders’ Equity	$12,254,878			$12,410,834			$12,255,800			$11,583,688			$10,758,412

Net Interest Income and Margin - tax equivalent basis*		$100,239	3.50%		$102,803	3.55%		$104,611	3.66%		$101,581	3.76%		$96,240	3.80%

*	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.

Loans	are stated net of unearned income and include non-accrual loans.